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                                                                    Exhibit 23.2

              Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement and related Prospectus of Triad Hospitals, Inc. for the registration of $600,000,000 8 3/4% Series B Senior Notes due 2009 and to the incorporation by reference therein of our report dated February 14, 2001, with respect to the consolidated financial statements of Triad Hospitals, Inc. and Subsidiaries included in its Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                                          Ernst & Young LLP

Dallas, Texas
July 11, 2001